Exhibit 15.5

Greenfire Resources Ltd. (the “Company”)

Bow Valley Square 2, Suite 1900

205 - 5th Avenue SW

Calgary, AB

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the Company’s Registration Statement No. 333-277054 on Form S-8 of our reports auditing the Company’s reserves data as of December 31, 2023, December 31, 2022 and December 31, 2021 included in the Company’s annual report on Form 20-F for the year ended December 31, 2023.

Yours truly,

McDaniel & Associates Consultants Ltd.

/s/ Jared W. B. Wynveen
Jared W. B. Wynveen, P.Eng.
Executive Vice President

Calgary, Alberta
April 12, 2024

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com